As filed with the Securities and Exchange Commission on April 15, 2021

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New York Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6036	06-1377322
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

615 Merrick Avenue,

Westbury, New York 11590

(516) 683-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Cangemi

Chairman, President and Chief Executive Officer

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Edward G. Olifer, Esq.
Stephen F. Donahoe, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transaction period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	1,148,912	$14,464,802	$12.59	$1,579

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock reported on the New York Stock Exchange as of April 12, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

As permitted under Rule 429 of the Securities Act of 1933, the Prospectus that forms a part of this Registration Statement constitutes a combined prospectus and relates to (i) 1,148,912 shares of Common Stock registered hereunder and (ii) 23,851,088 shares of Common Stock previously registered under Registration Statement No. 333-230836 on Form S-3, which continue to be registered thereunder and remain unissued as of the date hereof. Upon effectiveness, this Registration Statement shall constitute a post-effective amendment to Registration Statement No. 333-230836 on Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2021

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

25,000,000 Shares

Common Stock, Par Value $0.01 Per Share

This prospectus relates to shares of common stock that we may offer and sell from time to time according to the terms of the New York Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Participants should retain this prospectus for future reference.

The Plan provides participants with a convenient and economical means of purchasing shares of our common stock by reinvesting the cash dividends paid on our common stock and by making additional optional cash purchases. The minimum purchase for subsequent optional cash purchases is $50. For optional cash purchases, the limit is $10,000 per transaction, not to exceed $100,000 per year, unless we grant a waiver of this amount. This prospectus describes and constitutes the Plan.

Shares of common stock will be (i) purchased on the open market, or (ii) purchased directly from us from authorized but unissued shares or from treasury shares.

We have appointed Computershare Trust Company, N.A. (the “Plan Administrator”) to serve as the administrator of the Plan. Computershare, Inc. acts as service agent to the Plan Administrator. You may enroll in the Plan through the Plan Administrator’s website (www.computershare.com), or by calling (866) 293-6077 toll-free and responding to the appropriate prompts. You may also enroll in the Plan by completing an enrollment form and returning it to the Plan Administrator.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “NYCB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits, or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

We have not authorized anyone to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus. The Plan is not available to any person to whom we may not legally offer it. You should not assume that the information in this prospectus is still accurate as of any date later than the date of this prospectus.

The date of this prospectus is April [•], 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC website or at the SEC office referenced below under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.

Unless otherwise stated or the context requires otherwise, all references in this prospectus to the “Company,” “NYCB,” “we,” “us,” “our,” or similar references mean New York Community Bancorp, Inc. and its consolidated subsidiaries, including New York Community Bank, the “Community Bank” and the “Bank.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the operations of the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov, which contains reports, proxy, information statements and other information on issuers like us that file electronically. Our filings are also available through the New York Stock Exchange, on which our common stock is listed. Please call the New York Stock Exchange at (212) 656-3000 for further information on obtaining copies of our filings through the New York Stock Exchange.

In addition, we maintain a corporate website, www.myNYCB.com. On our website, we make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference certain information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;

•	Our Preliminary Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2021;

•	Our Current Reports on Form 8-K as filed with the SEC on January 6, 2021, January 27, 2021 and March 26, 2021 (other than those portions of the documents deemed to be furnished and not filed); and

•	Our Current Report on Form 8-K/A as filed with the SEC on March 31, 2021 (other than those portions of the document deemed to be furnished and not filed).

We will provide to each person who so requests, including any beneficial owner to whom this prospectus is delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided under “New York Community Bancorp, Inc.” on page 4 of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the other documents we incorporate by reference in this prospectus, may include forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or other similar expressions. Although we believe that our plans, intentions, and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that they will be achieved or realized.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results, to differ materially from our forward-looking statements are set forth under the headings “Cautionary Statement Regarding Forward-Looking Language” and “Risk Factors” in our most recent Annual Report on Form 10-K, and in other reports filed with the SEC. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to:

•	conditions in the securities markets and real estate markets or the banking industry;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	any uncertainty relating to the LIBOR calculation process and the potential phasing out of LIBOR after 2021;

•	changes in the quality or composition of our loan or securities portfolios;

•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

•	heightened regulatory focus on CRE concentrations by regulators;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

•	changes in deposit flows and wholesale borrowing facilities;

•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	our ability to obtain timely shareholder and regulatory approvals of any merger transactions or corporate restructurings we may propose;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames;

•	potential exposure to unknown or contingent liabilities of companies we have acquired, may acquire, or target for acquisition;

•	the ability to pay future dividends at currently expected rates;

•	the ability to hire and retain key personnel;

•	the ability to attract new customers and retain existing ones in the manner anticipated;

•	changes in our customer base or in the financial or operating performances of our customers’ businesses;

•	any interruption in customer service due to circumstances beyond our control;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	any interruption in customer service due to circumstances beyond our control;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

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changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements;

•

changes in regulatory expectations relating to predictive models we use in connection with stress testing and other forecasting or in the assumptions on which such modeling and forecasting are predicated;

•	changes in our credit ratings or in our ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting our operations, pricing, and services.

In addition, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Furthermore, we routinely evaluate opportunities to expand through acquisitions and conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.

You should not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus, which speak only as of the date of this prospectus. We do not assume any obligation to revise or update these forward-looking statements except as may be required by law.

RISK FACTORS

An investment in shares of our common stock involves certain risks. The significant risks and uncertainties related to our common stock of which we are aware are discussed below. The significant risks and uncertainties related to us and our business of which we are aware are discussed below in Item 1A of Part I (“Risk Factors”) of our Annual Report on Form 10-K for the year ended December 31, 2020, which discussion is incorporated by reference in this prospectus. You should carefully consider these risks and uncertainties before you decide to buy shares of our common stock. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also consider the other information contained in and incorporated by reference in this prospectus, including our financial statements and the related notes, before deciding to purchase shares of our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

NEW YORK COMMUNITY BANCORP, INC.

New York Community Bancorp, Inc. is the largest savings bank holding company in the nation and the holding company for New York Community Bank. New York Community Bank is a New York State-chartered savings bank with 237 branches that currently operates through eight local divisions, each with a history of strength and service: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio: and AmTrust Bank in Florida and Arizona. We compete for depositors in these diverse markets by emphasizing service and convenience, with a comprehensive menu of traditional and non-traditional products and services, and access to multiple service channels, including online banking, mobile banking, and banking by phone.

We are a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents. In addition to multi-family loans, which are our principal asset, we originate CRE loans (primarily in New York City), specialty finance loans and leases, and, to a much lesser extent, ADC loans, and C&I loans (typically made to small and mid-size business in Metro New York).

Our principal executive offices are located at 615 Merrick Avenue, Westbury, New York 11590, and our telephone number is (516) 683-4100. Our common stock trades on the New York Stock Exchange under the symbol “NYCB.”

Additional information about us and our subsidiaries is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information” on page 1.

USE OF PROCEEDS

To the extent that shares of common stock used to fund the Plan are purchased on the open market, there will be no proceeds to us from the purchase of those shares. The net proceeds to us from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes, which may include direct investments by us in loans or securities; investments in, or extensions of credit to, our banking subsidiaries; and funding possible acquisitions. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds.

PLAN OF DISTRIBUTION

The common stock that is the subject of this prospectus is offered by the Company for purchase by the Plan Administrator pursuant to the Plan described herein, the terms of which provide for the purchase of some securities on the open market or in negotiated transactions, as well as from the Company. No underwriter will be used, and the participants will bear the cost of any fees or expenses, including brokerage commissions, resulting from purchases of shares on the open market or in negotiated transactions in connection with the Plan, pursuant to the terms described herein.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference into the registration statement of which this prospectus forms a part as Exhibit 3.1 through Exhibit 3.5. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware, for additional information.

General

The Company, which is incorporated under the General Corporation Law of the State of Delaware, is authorized to issue 900,000,000 shares of its common stock, $0.01 par value, of which 463,901,808 shares were issued and outstanding as of December 31, 2020. The Company is also authorized to issue 5,000,000 shares of preferred stock, $0.01 par value, of which 515,000 are issued and outstanding as of December 31, 2020, comprised of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock. The Company’s board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by the Company before such securities are offered to others. The absence of preemptive rights increases the Company’s flexibility to issue additional shares of common stock in connection with the Company’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as, and if declared by the Company’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, the Company may pay dividends out of surplus or, if there is no surplus, out of our net profits for the fiscal year in which declared and/or for the preceding fiscal year. Dividends paid by our subsidiary bank are the primary source of funds available to the Company for payment of dividends to our stockholders and for other needs. Various federal and state laws and regulations limit the amount of dividends that our subsidiary bank may pay to us. The Company’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including the Company’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as the Company’s board of directors deems relevant.

On a stand-alone basis, the Company’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.

Liquidation

Upon liquidation, dissolution, or the winding up of the affairs of the Company, holders of common stock are entitled to receive their pro rata portion of the remaining assets of the Company after the holders of the Company’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Certain Charter and Bylaw Provisions Affecting Stock

The Company’s Amended and Restated Certificate of Incorporation and Bylaws contain several provisions that may make the Company a less attractive target for an acquisition of control by anyone who does not have the support of the Company’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

Restrictions on Ownership

The Bank Holding Company Act of 1956, the “BHC Act,” generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. “Control” is generally defined as ownership of 25% or more of a class of voting stock, control of the election of a majority of the directors, or the power to exercise a controlling influence. In addition, any existing bank holding company would need the prior approval of the FRB before acquiring 5% or more of a class of voting stock of the Company. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company. New York law generally requires the prior approval of the banking board of the New York State Department of Financial Services (“NYSDFS”) before a person, group of persons, or company may acquire 10% or more of the voting stock of the Company or otherwise exercise a controlling influence. Generally under New York law, an existing bank holding company that controls 10% or more of the voting stock of two or more banking institutions located in New York would need prior NYSDFS approval before it acquired 5% or more of the voting stock of the Company.

DESCRIPTION OF OUR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers explain and constitute the Plan. This Plan replaces the former New York Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan and this prospectus constitutes notice of termination of the former plan. If you participated in the former plan at the time of its adoption, then you automatically are a participant in this Plan in the same manner, and to the same extent, as you participated in the former plan, unless you elect to terminate your participation in this Plan or wish to change your participation in some way (e.g., by opting for partial reinvestment rather than full reinvestment of your dividends).

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our existing shareholders with a simple, convenient, and economical means of purchasing shares of our common stock, including through new cash payments and the reinvestment of dividends on shares held in your Plan account. The Plan also provides us with an economical and flexible mechanism to raise equity capital through sales of our common stock.

ADVANTAGES AND DISADVANTAGES

2.	What are the advantages of participation in the Plan?

•	You do not need to be a current shareholder, nor do you need to have a broker, to buy our common stock through the Plan.

•	You can start investing with a relatively small amount of money, or with a single larger investment—whichever you prefer.

•	You may send a check to the Plan Administrator or arrange for funds to be deducted from your savings or checking account.

•

Dividends and optional cash purchases can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to your account. Dividends on fractional shares may also be reinvested in additional shares.

•

If you are already a shareholder, you can consolidate all your holdings of our common stock into a single account. You can deposit your stock certificates into your Plan account or, if you hold shares with a broker, you can transfer those shares into your own name and deposit them into your Plan account.

•

The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the Plan Administrator at any time. Or, if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the Plan, at no cost to you, and sell them through a broker of your choice.

3.	What are the disadvantages of participation in the Plan?

•

Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Plan Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than you would for shares purchased on the investment date outside of the Plan.

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You will incur trading fees and brokerage commissions when dividends are reinvested through the Plan, which will result in less than the entire amount of your dividend being reinvested to purchase our common stock.

•	We do not pay interest on funds we hold pending investment.

•	Sales of shares for participants are irrevocable and will be made at market prices at the time of sale.

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To sell your shares through a broker of your choice, you must first request either that (a) your broker electronically transfers your shares to the Plan Administrator (b) the Plan Administrator electronically transfers your shares to your stockbroker, or (c) the Plan Administrator issues your shares in certificate form for delivery to your broker. Please note that only whole shares can be transferred or issued in certificate form. The Plan Administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate if you decide to go that route.

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Shares held in the Plan by the Plan Administrator are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker-dealer firms.

ADMINISTRATION

4.	Who administers the Plan for participants?

The Plan is administered by Computershare Trust Company, N.A, a corporation independent of, and not affiliated with, us. The Plan Administrator maintains records, prepares, and sends account statements to participants, and performs other duties related to the Plan.

PARTICIPATION

5.	Who is eligible to participate in the Plan?

All registered common stock shareholders are eligible to participate in the Plan. In all cases, optional cash purchases of shares through the Plan must be made in U.S. currency drawn on a U.S. bank. In addition, before investing in our common stock, each participant who resides or is located outside the U.S. is responsible for reviewing the laws of his or her country of residence or other applicable laws to determine if there are any restrictions on his or her ability to invest through the Plan.

6.	How can I participate in the Plan?

Eligible shareholders can enroll either by going to the Plan Administrator’s website or requesting and returning an enrollment form by mail. Please refer to Question 32 for the Plan Administrator’s website, phone numbers, and addresses.

DIVIDEND REINVESTMENT

7.	How does the reinvestment process work?

As a participant in the Plan, you may elect to reinvest all, part, or none of the dividends paid on your NYCB common stock, and your preference should be indicated on the enrollment form. If you complete and return an enrollment form without selecting one of these three options, all of your dividends will be automatically reinvested in shares of NYCB.

•	Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of NYCB stock.

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Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of NYCB stock. If you choose partial reinvestment, you must specify on the enrollment form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.

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No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return an Authorization for Electronic Deposit form. You may request an authorization form by calling the Plan Administrator at (866) 293-6077, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.computershare.com/investor.

8.	When will the reinvestment of my dividends begin?

Dividends are typically declared and announced in January, April, July, and October and are typically paid during the third or fourth weeks of the following months. The reinvestment of your dividends will begin with the first quarterly cash dividend that we pay following your enrollment, but only if your enrollment is received by the record date for that dividend. If your enrollment is received between a record date and a payable date, the reinvestment of your dividends will commence with the dividend payment in the following quarter for which a dividend is declared.

9.	Can I deposit stock certificates for safekeeping with the Plan Administrator?

You may deposit any or all of your NYCB stock certificates with the Plan Administrator for safekeeping. This service relieves you of the worry associated with the possibility of loss, theft, or destruction of the certificates, and is provided to Plan participants without charge.

OPTIONAL CASH PURCHASES

10.	When and how can I make optional cash purchases?

As a Plan participant, you may also make optional cash purchases of our common stock. The minimum cash purchase accepted is $50 and the maximum is $10,000 per transaction, up to a maximum of $100,000 per calendar year unless we grant you a waiver of this amount. The purchase, less the appropriate service fee as set forth in the schedule in Question 12, will be applied toward the purchase of shares for your account as promptly as practicable – usually within five (5) business days upon receipt of good funds by the Plan Administrator.

Your cash purchases may be commingled by the Plan Administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits from your bank account.

11.	Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

FEES

12.	What fees may I incur by participating in the Plan?

You will be charged a service and trading fee equal to 5% of the amount of dividends you reinvest under the Plan, up to a maximum of $5.00, plus $0.05 per share purchased (including any brokerage fee that the Plan Administrator is required to pay). For purposes of calculating this fee, any fractional share will be rounded up to a whole share. In addition, you will also be charged a service fee each time an optional cash purchase is submitted for investment. The amount of the service fee will vary, depending on the form of payment and the frequency of purchases, as follows:

Method of Payment:	Per Investment:
By check	$5.00, plus $0.05 per share purchased*
Automatic debit from your bank account:
Individual debit	$5.00, plus $0.05 per share purchased*
Recurring monthly debit	$2.50, plus $0.05 per share purchased*

*	All per share fees include any brokerage commissions that the Plan Administrator is required to pay. For purposes of calculating these fees, any fractional share will be rounded up to a whole share.

Please see Question 18 in regards to fees for sales of shares through the Plan.

PURCHASE OF SHARES

13.	What is the source of the common stock that may be purchased through the Plan?

At our discretion, share purchases will be made on the open market or directly from NYCB. Shares purchased from NYCB may come from our authorized but unissued shares or from our treasury shares. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Plan Administrator determines. Neither we nor you will have any authority to direct the date, time, or price at which shares may be purchased by the Plan Administrator.

14.	How will shares be purchased under the Plan?

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The Plan Administrator will wait up to three business days after receipt of your check or electronic funds transfer to ensure it receives good funds and will then seek to invest additional cash purchases as promptly as practicable – normally within five (5) business days.

•	The Plan Administrator will not accept cash, traveler’s checks, money orders, or third-party checks for optional cash purchases.

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Shares will be posted to your account in whole and fractional shares, computed to up to six (6) decimal places. A confirmation of your transaction will be sent by e-mail or via a paper statement to the Internet or postal address you give us when you enroll in the Plan.

•

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within thirty-five (35) calendar days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

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For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the 10th day of each month, or on the next business day if the 10th falls on a weekend or holiday. The funds will be credited to your Plan account and will typically be invested within five (5) business days after receipt of good funds by the Plan Administrator.

•	The Plan Administrator will use your cash, less any applicable fees, to purchase as many full and fractional shares as possible.

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If an optional cash payment is made by a check, bank debit or automatic withdrawal drawn on an account with insufficient funds or incorrect draft information, or the Plan Administrator otherwise does not receive the funds, the requested purchase will be deemed void. The Plan Administrator will immediately remove from your account any shares already purchased upon the prior credit of such funds, and the Plan Administrator will charge you an insufficient funds fee of $35.00. The Plan Administrator may, at its discretion, sell such shares to satisfy any uncollected amounts, including the insufficient funds fee, or return such shares to the Company. If the net proceeds from any sale of such shares are insufficient to satisfy the balance due, including the insufficient funds fee, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

15.	How will the price for my shares be determined?

For shares purchased on the open market, directions to purchase shares on a specific day or at a specific price cannot be accepted. The actual purchase date or price paid for any shares purchased through the Plan cannot be guaranteed. The Plan Administrator may combine Plan participant purchase requests with other purchase requests received from other Plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by the Plan Administrator’s broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Plan Administrator’s broker on that investment date. For shares purchased directly from NYCB, the purchase price will be 100% of the volume-weighted average price of our common stock, as reported in the New York Stock Exchange Composite Transactions listing, on the investment date, less any discount that we may decide to offer as discussed under Question 16.

16.	Will shares be offered to Plan participants at a discount?

We will establish a waiver discount (please see Question 17) only for shares that are purchased directly from us pursuant to a waiver request. For each pricing period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds, and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting Investor Relations at (516) 683-4286. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases in excess of $100,000. The waiver discount, if any, will apply to the entire optional cash purchase made pursuant to a waiver, and not just the portion in excess of $100,000.

17.	May I invest more than the Plan maximum of $100,000 per account per year?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased in excess of the Plan maximum investment amount will be priced as follows:

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Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the New York Stock Exchange. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date (including the last trade, even if reported after 4:00 p.m.). Funds for such investments must be received by the Plan Administrator no later than the business day before the first day of the pricing period.

•

We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four (4) decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•

If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the New York Stock Exchange for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•

We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see the first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price, and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten (10)-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•

We may elect to activate, for any particular pricing period, a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting Investor Relations at (516) 683-4286.

SALE OF PLAN SHARES

18.	How can I sell the shares of common stock that are held in my Plan account?

You may request that the Plan Administrator sell some or all of the shares held in your Plan account. When selling shares directly through the Plan, you have four choices when requesting a sale:

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Market Order. A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Center at www.computershare.com/investor. Market order sales are also available by calling the Plan Administrator at (866) 293-6077 and placing the sale order through the telephone interactive voice response (“IVR”) or speaking to a customer service representative. Market order sale requests received through Computershare Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m.

to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (866) 293-6077. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the Plan Administrator’s broker, less a transaction fee of $25.00, plus a trading fee of $0.12 per share* sold, and you will be responsible for paying these fees.

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Batch Order. A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. Batch order sales are also available by calling the Plan Administrator at (866) 293-6077 during normal business hours. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less a transaction fee of $25.00, plus a trading fee of $0.12 per share* sold, and you will be responsible for paying these fees.

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Day Limit Order. A day limit order is an order to sell your shares when and if the stock reaches a specific price on a specific day. Day limit order sales are available online through Computershare Investor Center at www.computershare.com/investor. Day limit order sales are also available by calling the Plan Administrator at (866) 293-6077 and placing the sale order through the telephone IVR. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of shares being sold and current trading volume in the shares, your order may only be partially filled, in which case the remainder of your order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion, or at your request if the Plan Administrator’s broker has not filled the order. Any request to otherwise cancel a pending day limit order will be honored on a best efforts basis. Day limit orders are subject to a $25.00 transaction fee and a trading fee of $0.12 per share* sold, and you will be responsible for paying these fees.

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Good-Til-Cancelled (GTC) Limit Order. A GTC limit order is an order to sell your shares when and if the stock reaches a specific price at any time while the order remains open (generally up to 30 days). GTC limit order sales are available online through Computershare Investor Center accessible at www.computershare.com/investor. GTC limit order sales are also available by calling the Plan Administrator at (866) 293-6077 and placing the sale order through the telephone IVR. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. If shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order also may be cancelled by the relevant stock exchange, by the Plan Administrator at its sole discretion or at your request if the Plan Administrator’s broker has not filled the order. GTC limit orders are subject to a $25.00 transaction fee and a trading fee of $0.12 per share* sold, and you will be responsible for paying these fees.

*All per-share fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you will have to request either that (a) your broker electronically transfers your shares from the Plan Administrator, (b) the Plan Administrator electronically transfers your shares to your stockbroker, or (c) the Plan Administrator issues your shares in certificate form for delivery to your broker. Please note that only whole shares can be transferred or issued in certificate form.

If you indicate to the Plan Administrator that you wish to close your account, the Plan Administrator will sell any fractional shares you may own. The Plan Administrator may determine the price for the fractional shares either by (a) selling shares on the open market through a registered broker-dealer, or (b) using the current price of our common stock on the New York Stock Exchange, or as quoted by a registered broker-dealer on the date of the request.

DIVIDENDS

19.	How will I be credited with the dividends paid on the shares I have enrolled in the Plan and/or that are being held in my Plan account?

The Plan Administrator will receive the cash dividends (less the amount of any taxes withheld) paid by us on all whole and fractional shares that are enrolled and/or held in the Plan at the dividend record date, and will credit such dividends to your Plan account on the payable date. The dividends received by the Plan Administrator will automatically be reinvested in shares of our common stock unless you have chosen to receive cash dividends.

20.	What if I decide that I would like to receive in cash some or all of the dividends paid on the shares enrolled or held in the Plan, rather than having them reinvested?

The Plan permits the partial or no reinvestment of dividends. Please see Question 7.

REPORTS TO PARTICIPANTS

21.	What reports will I receive as a participant in the Plan?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices, and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan, and you should retain it for income tax purposes. As a shareholder, you also will receive various communications, including notices of shareholder meetings, access to our proxy materials and annual reports to shareholders, and information for income tax reporting. You may also obtain account balance, tax and other information about your account online at www.computershare.com/investor by signing in to the Investment Center.

ISSUANCE AND DEPOSIT OF STOCK CERTIFICATES

22.	Will certificates be issued to me for shares of common stock purchased through the Plan?

Certificates for shares of common stock that are purchased through the Plan will not be issued to you, unless you request that the Plan Administrator do so. All shares will be issued to the Plan Administrator or its nominee(s) as agent, and credited to your Plan account in book entry form. The number of shares credited to your Plan account will appear on your account statements. This convenient process protects against loss, theft, or destruction of stock certificates, and reduces our costs.

Shares credited to your Plan account may not be assigned or pledged in any way. If you wish to assign or pledge the whole shares credited to your account, you must request that certificates for those shares be issued to you in your name.

Upon receipt of your request, the Plan Administrator will issue you a certificate for any number of whole shares credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

The name on your Plan account will be identical to the name that appears on the certificate(s) underlying the shares you have enrolled in the Plan and/or that are held for you in the Plan in book entry form. Certificates for whole shares issued to you from the Plan will be registered in the same manner.

23.	How can I arrange for my stock certificate(s) to be held in safekeeping by the Plan Administrator?

If you wish to submit your stock certificate(s) to the Plan Administrator for safekeeping, you should mail them (unendorsed) by registered mail, with a note requesting that they be credited to your Plan account.

When sending certificate(s), please insure them for 3% of the current market value, with a minimum of $50.00, as this is the amount you will be charged for surety protection should your certificate(s) be lost in the mail.

TERMINATION OF PLAN PARTICIPATION

24.	How do I terminate my participation in the Plan?

Participation in the Plan is entirely voluntary. You may terminate your participation at any time by providing notice and instructions to the Plan Administrator. Upon receipt, the Plan Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold those shares in book entry form on your behalf; (b) issue a certificate for the whole shares credited to your Plan account and issue a cash payment for any cash in lieu of a fractional share, less a $15.00 transaction fee and trading fee of $0.12 per share sold; or (c) sell the whole and fractional shares credited to your Plan account and issue a cash payment for the proceeds. Please see Question 18 for information about selling Plan shares.

TAX INFORMATION

25.	What are the federal income tax consequences of participation in the Plan?

We believe that the following is an accurate summary of the material federal income tax consequences as of the date of this Plan:

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Cash dividends reinvested under the Plan will be taxable as having been received by participants, even though participants have not actually received them in cash. In addition, in the case of shares purchased on the open market with reinvested dividends or optional cash purchases, the amount of any trading fees that we pay on behalf of participants will be treated as a distribution subject to income tax in the same manner as dividends.

Each participant will receive an annual statement from the Plan Administrator indicating the amount reported to the Internal Revenue Service of: (a) reinvested dividends to be treated as dividend income; and (b) any trading fees paid by us on the participant’s behalf. The tax basis per share will be the price at which the shares are credited to a participant’s account.

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In general, if a participant fails to furnish a valid taxpayer identification number to the Plan Administrator, the participant’s dividend distributions will be subject to U.S. backup withholding. The dividends, less the amount of federal income tax required to be withheld, will then be reinvested.

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The tax treatment of reinvested dividends as stated in subparagraph (a) above may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds) and foreign shareholders. These particular participants should consult their own tax advisors concerning the tax consequences applicable to their situations.

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In the case of those foreign shareholders whose dividends are subject to U.S. federal income tax withholding, the amount of tax to be withheld will be deducted from the amount of the dividend and only the remaining amount of the dividend will be reinvested.

The foregoing is only an outline of our understanding of some of the applicable federal income tax provisions. The outline is general in nature and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of your participation in the Plan, including any future changes in applicable law or interpretation thereof, you should consult your own tax advisor.

OTHER INFORMATION

26.	What happens if I decide to sell or transfer all of the certificated shares enrolled in the Plan but not the shares that are held in my Plan account?

If you sell or transfer all of the certificated shares enrolled in the Plan, but continue to hold shares in your Plan account, the cash dividends on the shares held in your Plan account will continue to be reinvested, unless you instruct the Plan Administrator to terminate your participation in the Plan.

27.	If NYCB issues additional shares of common stock in connection with a stock dividend or a stock split, how will I receive the additional shares?

Any shares representing stock dividends or stock splits that we distribute on shares of our common stock that you have enrolled in the Plan and/or that are being held in your Plan account will be credited to your Plan account.

28.	How will I be able to vote the shares held in my Plan account?

The shares credited to your Plan account will be automatically added to the shares covered by the proxy provided to you with respect to your certificated and book-entry shares of common stock, and may be voted by you pursuant to such proxy.

29.	What are the responsibilities of NYCB and of the Plan Administrator under the Plan?

Except as described below, the Plan Administrator has no responsibility with respect to the preparation or the contents of this Plan. Neither we nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Neither we nor the Plan Administrator will be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) failure to terminate a participant’s account upon the participant’s death before notice in writing of the death is received; (b) the prices and times at which shares of common stock are purchased or sold for the participant’s account, or the terms under which such purchases or sales are made; (c) fluctuations in the market value of our common stock; or (d) have any liability as to any inability to purchase common shares or as to the timing of any purchase. Neither we nor the Plan Administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the Plan Administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

30.	Who interprets the Plan?

NYCB and the Plan Administrator reserve the right to interpret the Plan, as they deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of New York.

31.	May the Plan be changed or discontinued?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify, or terminate the Plan at any time. You will receive notification of any such suspension, material modification, or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan.

32.	Who do I contact if I have questions about the Plan?

The Plan Administrator will answer any questions you have about buying or selling our common stock through the Plan or about any other Plan services. You may contact the Plan Administrator in the following ways:

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Internet. You can enroll, obtain information, change the number of shares on which your dividends are to be reinvested or paid in cash, and perform certain transactions on your account online via www.computershare.com/investor.

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Written Inquiries. You may make an inquiry by following the instructions on the Plan Administrator’s website (www.computershare.com/investor). Please address all other correspondence concerning the Plan to the Plan Administrator at the following address:

Computershare

C/O Shareholder Services

P.O. Box 505000

Louisville, KY 40233-5000

For overnight delivery service:

Computershare

C/O Shareholder Services

462 South 4th Street, Suite 1600

Louisville, KY 40202

Be sure to include your name, address, daytime phone number, holder account number, and a reference to New York Community Bancorp, Inc. on all correspondence.

•	Telephone Inquiries. The Plan Administrator may be reached directly by dialing:

(866) 293-6077 (dedicated toll-free number in the United States and Canada)

(201) 680-6578 (outside the United States and Canada)

(800) 231-5469 (for the hearing impaired) (TDD) (toll-free in the United States and Canada)

(201) 680-6610 (for the hearing impaired) (TDD) (outside the United States and Canada)

An IVR system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except New York Stock Exchange holidays).

NOTE ABOUT FINANCIAL INTERMEDIARIES

We may grant requests for waiver of the Plan’s maximum annual investment limit to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of such waiver requests will be made at our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for our common stock, general economic and market conditions, expected aberration in the price or trading volume of our common stock, the potential disruption of our common stock price that may be caused by a financial intermediary, the number of shares of common stock held by the participant seeking a waiver, the past actions of a participant under the Plan, the aggregate amount of investments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. If waiver requests are granted, a portion of the shares available for issuance under the Plan will be purchased by participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Financial intermediaries may purchase a significant portion of the shares of common stock issued under the Plan. We do not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated as this time. Participants that are financial intermediaries that acquire shares of our common stock under the Plan with a view to distribution of such shares, or that offer or sell shares in connection with the Plan, may be deemed underwriters within the meaning of the Securities Act. From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price, if any, of common stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of our current and prospective investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of New York Community Bancorp, Inc. and its subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the Delaware General Corporation Law, as amended, and our Amended and Restated Certificate of Incorporation. We also have directors’ and officers’ liability insurance, which, in general, provides insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy.

With respect to possible indemnification of our directors, officers, and controlling persons for liabilities arising under the Securities Act pursuant to such provisions, we are aware that the SEC has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by New York Community Bancorp, Inc. (“NYCB” or the “Company”) in connection with the issuance and distribution of shares of common stock pursuant to the prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$1,579
Accounting fees and expenses	25,000
Legal fees and expenses	25,000
Printing	5,000
Miscellaneous expenses	5,000

Total	$61,579

Item 14.	Indemnification of Directors and Officers.

NYCB’s Amended and Restated Certificate of Incorporation, Article 10, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was a director or an officer of NYCB or is or was serving at the request of NYCB as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by NYCB to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) against all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, NYCB shall indemnify such person in connection with a proceeding initiated by such person only if such proceeding was authorized by NYCB’s board of directors. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, indemnity may not be granted in respect of a claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. NYCB’s Amended and Restated Certificate of Incorporation provides that such rights to indemnification are contract rights and that the expenses incurred by such person will be paid in advance of a final disposition of any proceeding, provided, however, that if required under the DGCL, an advancement of expenses incurred by a person in his or her capacity as a director or officer shall be made only upon delivery to NYCB of an undertaking, by or on behalf of such person, to repay the amounts so advanced if it shall ultimately be determined by final adjudication that such person is not entitled to be indemnified for such expenses under Article 10, Section B of NYCB’s Amended and Restated Certificate of Incorporation or otherwise.

With respect to possible indemnification of directors, officers and controlling persons of NYCB for liabilities arising under the Securities Act of 1933 pursuant to such provisions, NYCB is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

None

Item 16.	Exhibits and Financial Statement Schedules

3.1	Amended and Restated Certificate of Incorporation (1)

3.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation (2)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation (3)

3.4	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017 (4)

3.5	Amended and Restated Bylaws (5)

4.1	Specimen Stock Certificate (6)

4.2	Deposit Agreement, dated as of March 16, 2017, by and among the Registrant, Computershare, Inc, and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein (7)

4.3	Form of certificate representing the Series A Preferred Stock (7)

4.4	Form of depositary receipt representing the Depositary Shares (7)

4.5	Description of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (8)

4.6	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP

10.1	Form of Employment Agreement between New York Community Bancorp, Inc. and Robert Wann, Thomas R. Cangemi, and John J. Pinto* (9)

10.2(P)	Form of Change in Control Agreements among the Company, the Bank, and Certain Officers* (10)

10.3(P)	Form of Queens County Savings Bank Outside Directors’ Consultation and Retirement Plan* (10)

10.4(P)	Supplemental Benefit Plan of Queens County Savings Bank* (11)

10.5(P)	Excess Retirement Benefits Plan of Queens County Savings Bank* (10)

10.6(P)	Queens County Savings Bank Directors’ Deferred Fee Stock Unit Plan* (10)

10.7	New York Community Bancorp, Inc. Management Incentive Compensation Plan* (12)

10.8	New York Community Bancorp, Inc. 2012 Stock Incentive Plan* (13)

10.9	Underwriting Agreement, dated November 1, 2018, by and among the Registrant and Goldman Sachs & Co., Sandler O’Neill & Partners, L.P., Credit Suisse Securities (USA) LLC, Jeffries LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed therein (14)

10.10	Consulting Agreement between New York Community Bancorp, Inc. and James J. Carpenter* (15)

10.11	New York Community Bancorp, Inc., 2020 Omnibus Incentive Plan* (16)

21.0	Subsidiaries (17)

23.1	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5.0)

23.2	Consent of KPMG LLP

24.0	Power of Attorney (contained in signature page)

99.1	Existing Shareholder Enrollment Form

*	Management plan or compensation plan arrangement.
(1)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278)
(2)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-31565)
(3)	Incorporated by reference to Exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2016 (File No. 1-31565)
(4)	Incorporated herein by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A (File No. 333-210919), as filed with the Securities and Exchange Commission on March 16, 2017
(5)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2016 (File No. 1-31565)
(6)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended September 30, 2017 (File No. 1-31565)
(7)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017
(8)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2019 (File No. 1-31565)
(9)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 9, 2006 (File No. 1-31565)
(10)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement filed on Form S-1, Registration No. 33-66852
(11)	Incorporated by reference to Exhibits filed with the 1995 Proxy Statement for the Annual Meeting of Shareholders held on April 19, 1995
(12)	Incorporated by reference to Exhibits filed with the 2006 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2006 (File No. 1-31565)
(13)	Incorporated by reference to Exhibits filed with the 2012 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2012 (File No. 1-31565)
(14)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on November 6, 2018 (File No. 1-31565)
(15)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K/A for the year ended December 31, 2019 (File No. 1-31565)
(16)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement filed on Form S-8 filed on August 5, 2020. Registration No. 333-241023
(17)	Incorporated by reference to Part I, “Subsidiaries” of the Form 10-K for the year ended December 31, 2020 (File No. 1-31565)

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westbury, State of New York, on April 15, 2021.

NEW YORK COMMUNITY BANCORP, INC.
By:	/s/ Thomas R. Cangemi
Thomas R. Cangemi Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas R. Cangemi and R. Patrick Quinn, or either of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 15, 2021.

Signature	Title

/s/ Thomas R. Cangemi Thomas R. Cangemi	Chairman, President, and Chief Executive Officer (Principal Executive Officer)

/s/ John J. Pinto John J. Pinto	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert Wann Robert Wann	Senior Executive Vice President, Chief Operating Officer, and Director

/s/ Dominick Ciampa Dominick Ciampa	Director

/s/ Hanif W. Dahya Hanif W. Dahya	Director

/s/ Leslie D. Dunn Leslie D. Dunn	Director

/s/ James J. O’Donovan James J. O’Donovan	Director

/s/ Lawrence Rosano, Jr. Lawrence Rosano, Jr.	Director

Signature	Title

/s/ Ronald A. Rosenfeld Ronald A. Rosenfeld	Director

/s/ Lawrence J. Savarese Lawrence J. Savarese	Director

/s/ John M. Tsimbinos John M. Tsimbinos	Director